Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998

Income before gain on sale of communities and extraordinary item	$79,083	$112,309	$173,399	$159,039	$115,147	$91,803
(Plus) Minority interest in consolidated partnerships	754	913	997	1,086	1,231	1,373

Earnings before fixed charges	$79,837	$113,222	$174,396	$160,125	$116,378	$93,176

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$395	$527	$472	$461	$526	$293
Interest expense	101,826	120,559	102,069	81,973	73,337	53,179
Interest capitalized	18,871	29,937	27,635	18,328	21,888	14,724
Preferred dividend	8,569	17,896	32,497	39,779	39,779	28,132

Total fixed charges (1)	$129,661	$168,919	$162,673	$140,541	$135,530	$96,328

(Less):
Interest capitalized	18,871	29,937	27,635	18,328	21,888	14,724
Preferred dividend	8,569	17,896	32,497	39,779	39,779	28,132

Earnings (2)	$182,058	$234,308	$276,937	$242,559	$190,241	$146,648

Ratio (2 divided by 1)	1.40	1.39	1.70	1.73	1.40	1.52

Exhibit 12.1 (continued)

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30	December 31,	December 31,	December 31,	December 31,	December 31,
	2003	2002	2001	2000	1999	1998

Income before gain on sale of communities and
extraordinary item	$79,083	$112,309	$173,399	$159,039	$115,147	$91,803
(Plus) Minority interest in consolidated partnerships	754	913	997	1,086	1,231	1,373

Earnings before fixed charges	$79,837	$113,222	$174,396	$160,125	$116,378	$93,176

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$395	$527	$472	$461	$526	$293
Interest expense	101,826	120,559	102,069	81,973	73,337	53,179
Interest capitalized	18,871	29,937	27,635	18,328	21,888	14,724

Total fixed charges (1)	$121,092	$151,023	$130,176	$100,762	$95,751	$68,196

(Less):
Interest capitalized	18,871	29,937	27,635	18,328	21,888	14,724

Earnings (2)	$182,058	$234,308	$276,937	$242,559	$190,241	$146,648

Ratio (2 divided by 1)	1.50	1.55	2.13	2.41	1.99	2.15